Exhibit 99.1   Press Release dated August 10, 2015 issued by CUI Global, Inc.

CUI Global Reports Unaudited Second Quarter 2015 Financial Results

TUALATIN, Ore., August 10, 2015 -- CUI Global, Inc. (NASDAQ: CUI), today reported their unaudited financial results for the three and six months ended June 30, 2015.

Second Quarter and Year to Date 2015 Financial Performance Summary: (Comparisons to Prior Year Periods)

•	Quarterly revenue increased 20% to $23.0 million versus $19.2 million. Year to date revenue increased 10% to $39.8 million from $36.1 million

•	Quarterly gross profit margin was 36%, as compared to 40%, while year to date gross profit margin was 37% as compared to 41%

•	Quarterly net loss of $(504) thousand or $(0.02) per share versus $(66) thousand or $(0.00) per share. Year to date net loss of $(4.6) million or $(0.22) per share versus $(554) thousand loss or $(0.03) per share

•	Quarterly adjusted EBITDA was $376 thousand or $0.02 per share, as compared to $1.3 million or $0.06 a share in Q2 2014. Year to date adjusted EBITDA was $(2.2) million or $(0.11) per share, as compared to $2.2 million or $0.10 per share in 2014

•	Quarterly adjusted net income was $101 thousand or $0.00 per share, as compared to $1.0 million or $0.05 per share in Q2 2014. Year to date adjusted net income (loss) was $(3.0) million or $(0.14) per share, as compared to $1.6 million or $0.08 per share in 2014

•	Cash and cash equivalents were $5.2 million with an additional $4.0 million in short-term investments

•	Power and Electro-Mechanical segment unaudited backlog of $23.7 million as of June 30, 2015

•	Gas segment unaudited backlog of $17.2 million as of June 30, 2015

Second Quarter 2015 Highlights:

•	Received NMi Certification for GasPT, completing all necessary EU requirements
•	Received orders for 13 additional VE Mercury measurement systems for large Australasian LNG project
•	Delivered 99 additional VE Probes/Sampling/Spares to a variety of new customers
•	Continued to incorporate CUI-Canada and new Houston offices for Orbital Gas
•	Successfully closed out all of the existing (2014) Bio-Methane Projects
•	Began operational testing with large UK pipeline partner of a new IRIS “light” kiosk

CUI Global’s president & CEO, William Clough commented, “This was a great quarter for CUI. Revenues increased nearly 20% over the prior year comparable quarter and more than 36% versus the first quarter. In addition, earlier this month CUI’s wholly-owned UK energy subsidiary, Orbital Gas Systems Ltd., received approval from one of the UK’s largest pipeline operators to install and commission four of its previously purchased IRIS kiosks.  We also received a purchase order from the same customer for additional IRIS kiosks to be produced at its UK facility for installation and commissioning later this year. In addition, several customers have successfully completed testing of our other proprietary natural gas technologies, the GasPT® Analyzer and VE Technology®, and we’ve received multiple purchase orders for those products. This transition from testing to sales demonstrates the value and viability of our energy technologies and gives us confidence in our future technology development.”

“We are excited about the opportunities ahead, building on a solid second quarter and the significant developments over the last year, including new partnerships, CUI-Canada acquisition and the new Orbital Gas Systems, North America facility,” continued Mr. Clough. “These, together with the strength in the business and demand for our products, place us in a strong position as we enter the second half of the year.”

For the quarter ended June 30, 2015, CUI Global produced consolidated total revenues of $23.0 million and year to date total revenues of $39.8 million.  Total revenues for the second quarter grew 36% sequentially from first quarter revenues of $16.9 million and 20% year-over-year, when compared to $19.2 million in the second quarter of 2014. For the second quarter, the power and electro-mechanical segment contributed revenues of $16.6 million and the gas segment contributed $6.3 million. For the year to date period, the power and electro-mechanical segment contributed revenues of $27.3 million and the gas segment contributed $12.5 million. The revenue increase during the three and six months ended is primarily the result of revenues generated on products acquired with the acquisition of CUI-Canada, revenues through Orbital Gas Systems, North America and sales through the distribution channel customers.

The cost of revenues for the quarter ended June 30, 2015 was $14.7 million versus $11.5 million for the same period in 2014. The increase when compared to the second quarter of 2014 is primarily the result of increased revenues. The cost of revenues as a percentage of revenue for the three months ended June 30, 2015 increased to 64% from 60% during the prior year comparative period. For the year to date period ended June 30, 2015, cost of revenues was $25.3 million, versus $21.4 million for the comparable period in 2014. The cost of revenues as a percentage of revenue for the year to date period ended June 30, 2015 increased to 63% from 59% during the prior year comparable period. The cost of revenues as a percentage of revenue will vary based upon the product mix sold during the period, the mix of natural gas systems sold during the period, contract labor necessary to complete gas related projects, and is also dependent upon the competitive markets in which the company competes as well as foreign exchange rates.

Gross profit was $8.3 million, or 36% for the quarter ended June 30, 2015 versus $7.7 million, or 40% in the same period of 2014 and $14.5 million, or 37% for the year to date period versus $14.7 million, or 41% during the prior year. During the three and six months ended June 30, 2015, the power and electro-mechanical segment generated gross profit margins of 37%, while the gas segment generated gross profit margins of 34% and 35%, respectively.

For the three months ended June 30, 2015, SG&A increased to 35% as a percentage of revenues as compared with 34% during the prior year comparable period. This quarterly increase of $1.4 million is associated with the activities of Orbital Gas Systems, North America which opened in January 2015 and accounted for approximately $0.7 million of additional SG&A. In addition, the operations related to CUI-Canada, which was acquired in March 2015, accounted for approximately $0.4 million of the increase in SG&A during the three months ended June 30, 2015. For the six months ended June 30, 2015, SG&A as a percentage of revenue increased to 42% from 35% for the prior year comparable period. The $4.0 million increase during the six months ended June 30, 2015 is primarily associated with the addition of the SG&A activities of Orbital Gas Systems, North America which opened in January 2015 and accounted for approximately $2.4 million of additional SG&A. In addition, the operations related to CUI-Canada, which was acquired in March 2015, accounted for approximately $0.5 million of the increase in SG&A during the period. The remaining increases in SG&A during the three and six months ended are associated with the ongoing activities to reach new customers, promote new product lines including Novum, Solus, GasPT, IRIS and VE-Probe, and new product introductions.

The company reported a net loss of $(504) thousand or $(0.02) per share (EPS) for the quarter ended June 30, 2015 as compared with a net loss of $(66) thousand or $(0.00) per share in the prior year period.  For the six months ended June 30, 2015, the company reported a net loss of $(4.6) million or $(0.22) per share as compared with a loss of $(554) thousand or $(0.03) per share in the prior year period. The net loss for the three and six months ended June 30, 2015 was primarily the result of increased selling, general and administrative expenses related to the opening of the Orbital Gas Systems, North America facility in January 2015 and the addition of CUI-Canada, Inc. in March 2015, as well as the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and six months ended June 30, 2015 were $180 thousand and $(2.8) million, respectively, or $0.01 and $(0.14) EBITDA per share, respectively. Adjusted EBITDA for the three and six months ended June 30, 2015 was $376 thousand and $(2.2) million, respectively, or $0.02 and $(0.11) per share, respectively.

The sales order backlog at June 30, 2015 was a consolidated $40.9 million. Of that, the power and electro-mechanical segment held a backlog of customer orders of approximately $23.7 million and the gas segment held a backlog of approximately $17.2 million.

As of June 30, 2015, CUI Global held cash and cash equivalents of $5.2 million, a decrease of $6.5 million since December 31, 2014. The company had additional short term investments of $4.0 million, a decrease of $7.2 million since December 31, 2014. Operating activities generated negative cash flow from operations of $6.9 million during the six months ended June 30, 2015, versus positive cash flow from operations of $49 thousand for the same period 2014. The change in cash used in operations is primarily the result of the net loss for the six months ended June 30, 2015 before non-cash expenses as well as changes in assets and liabilities, particularly the assets and liabilities associated with the activities of Orbital Gas Systems North America and CUI-Canada, Inc. Further to the overall change in cash and cash equivalents and short term investments, the Company utilized those assets to fund the acquisition of CUI-Canada, Inc. as well as to fund investments in property and equipment including the construction of the new manufacturing and research facility for Orbital Gas Systems, Limited in the UK.

Conference Call

The company will conduct a conference call and webcast to review the results on August 11, 2015 at 9:00 AM ET (6:00 AM PT).  To access the call, please dial the toll free number at (888) 734-0328 and provide the Conference ID: 90818799.  For international callers, please dial (678) 894-3054.

At the conclusion of the call, a replay will be available until August 22, 2015.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID: 90818799.

A simultaneous webcast will be available via the company’s investor relations website at: http://www.cuiglobal.com/Investor-Relations

Condensed Consolidated Balance Sheet

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$5,166,484	$11,704,361
Short term investments held to maturity	3,985,000	11,159,765
Trade accounts receivable, net of allowance of $240,505
and $253,871, respectively	14,474,747	9,979,733
Inventories, net of allowance of $417,683 and $394,165,
respectively	11,242,084	6,840,845
Costs in excess of billings	2,075,282	1,888,849
Prepaid expenses and other	3,062,777	1,552,411
Total current assets	40,006,374	43,125,964

Property and equipment, net	11,042,067	8,141,682

Other Assets:
Investment - equity method	356,144	332,429
Other intangible assets, net	19,787,900	19,436,261
Deposits and other	74,835	130,579
Goodwill	22,054,379	21,886,958
Total other assets	42,273,258	41,786,227
Total assets	$93,321,699	$93,053,873

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,164,282	$3,833,749
Mortgage note payable, current portion	82,792	80,746
Leases payable, current	26,643	32,723
Accrued expenses	4,161,746	3,161,258
Billings in excess of costs	3,728,205	3,623,906
Unearned revenue	3,137,635	1,622,579
Total current liabilities	16,301,303	12,354,961
Long term leases payable	62,191	74,071
Derivative liability	552,585	599,698
Long term mortgage note payable, net of current portion of
$82,792 and $80,746, respectively	3,481,418	3,523,496
Long term notes payable, related party	5,303,683	5,303,683
Contingent consideration, net of current portion of
$60,000 and $0, respectively	155,500	-
Deferred property grant	143,359	-
Deferred revenue	191,248	131,565
Deferred tax liabilities, net	4,904,404	5,096,063
Total long term liabilities	14,794,388	14,728,576
Total liabilities	31,095,691	27,083,537

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001; 325,000,000 shares
authorized; 20,793,207 shares issued and outstanding at
June 30, 2015 and 20,747,740 shares issued and
outstanding at December 31, 2014	20,793	20,748
Additional paid-in capital	148,937,465	148,397,980
Accumulated deficit	(87,296,776)	(82,716,744)
Accumulated other comprehensive income	564,526	268,352
Total stockholders' equity	62,226,008	65,970,336
Total liabilities and stockholders' equity	$93,321,699	$93,053,873

Condensed Consolidated Statement of Operations
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Revenues:
Product revenues	$22,953,284	$19,202,860	$39,796,551	$36,092,981
Revenue from freight	18,913	11,333	28,766	21,121
Total revenue	22,972,197	19,214,193	39,825,317	36,114,102

Cost of revenues	14,662,027	11,506,825	25,282,102	21,412,512

Gross profit	8,310,170	7,707,368	14,543,215	14,701,590

Operating expenses:
Selling, general and administrative	7,939,123	6,494,599	16,657,167	12,686,299
Depreciation and amortization	646,067	1,076,155	1,643,722	2,129,168
Research and development	485,833	328,765	895,976	598,617
Bad debt	54,136	30,231	136,747	(77,769)
Gain (loss) on disposals of fixed assets	-	-	-	4,754
Impairment of intangible asset	-	-	2,500	-
Total operating expenses	9,125,159	7,929,750	19,336,112	15,341,069

Loss from operations	(814,989)	(222,382)	(4,792,897)	(639,479)

Other income (expense):
Other income (expense)	177,213	4,615	133,060	86,189
Unrealized gain (loss) on derivative	106,516	(61,583)	47,113	(117,163)
Earnings from equity investment	10,014	26,740	23,715	42,110
Amortization of investment premiums and discounts	(388)	(17,319)	(14,608)	(32,301)
Interest expense	(96,366)	(127,783)	(209,289)	(253,274)
Total other income (expense), net	196,989	(175,330)	(20,009)	(274,439)

(Loss) before taxes	(618,000)	(397,712)	(4,812,906)	(913,918)
(Benefit) for taxes	(114,124)	(331,250)	(232,874)	(359,538)
Net (loss)	$(503,876)	$(66,462)	$(4,580,032)	$(554,380)

Basic and diluted (loss) per common share	$(0.02)	$(0.00)	$(0.22)	$(0.03)
Basic and diluted weighted average common and common equivalent shares outstanding	20,786,081	20,628,347	20,780,074	20,608,048

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the six months ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(4,580,032)	$(554,380)
Adjustments to reconcile net (loss) to net cash provided by (used in)
operating activities:
Stock and options issued for compensation, royalties and services	534,430	526,692
Unrealized (gain) loss on derivative	(47,113)	117,163
Non-cash earnings on equity method investment	(23,715)	(42,110)
Allowance for bad debt expense and returns allowances	111,421	(47,769)
Amortization of investment premiums and discounts	14,608	32,301
Amortization of intangibles	1,284,123	1,764,683
Deferred income taxes	(212,250)	(349,127)
Impairment of intangible asset	2,500	-
Inventory reserve	7,015	(47,859)
Loss on disposal of assets	-	4,754
Depreciation	469,668	491,368
(Increase) decrease in assets:
Trade accounts receivable	(4,691,023)	(2,020,815)
Inventory	(2,060,021)	(21,082)
Costs in excess of billings	(27,431)	570,091
Prepaid expenses and other current assets	(1,525,971)	(358,939)
Deposits and other assets	20,620	(8,855)
Increase (decrease) in liabilities:
Accounts payable	1,706,644	470,658
Accrued expenses	416,439	337,086
Unearned revenue	1,571,384	427,586
Billings in excess of costs	83,100	(1,242,763)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(6,945,604)	48,683
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid upon acquisition, net of contingent consideration (Note 4)	(4,285,445)	-
Investments in other intangible assets, net	(78,841)	(10,020)
Purchase of short term investments held to maturity	-	(6,282,980)
Maturities of short term investments held to maturity	7,160,157	5,164,186
Receipts from deferred property grant	138,939	-
Purchase of property and equipment	(2,460,249)	(473,242)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	474,561	(1,602,056)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments to leases payable	(18,640)	(70,719)
Payments to notes and loans payable	(40,032)	(38,082)
NET CASH (USED IN) FINANCING ACTIVITIES	(58,672)	(108,801)
EFFECT OF EXCHANGE RATE CHANGE ON CASH	(8,162)	268,811
Cash and cash equivalents at beginning of period	11,704,361	16,575,508
Cash and cash equivalents at end of period	5,166,484	15,182,145
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	$(6,537,877)	$(1,393,363)

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products.  These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact: CUI Global, Inc. Main: 503-612-2300 press@cuiglobal.com	Outside IR contact: Stonegate Capital Partners, Inc. Casey Stegman 214-987-4121 casey@stonegateinc.com

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are a non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the company's industry. Accordingly, the company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period ended.

Reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
EBITDA:
Consolidated net (loss)	$(503,876)	$(66,462)	$(4,580,032)	$(554,380)
Plus: Interest expense	96,366	127,783	209,289	253,274
Plus: (Benefit) provision for taxes	(114,124)	(331,250)	(232,874)	(359,538)
Plus: Depreciation	247,400	248,750	469,668	491,368
Plus: Amortization	453,869	888,856	1,284,123	1,764,683
EBITDA	$179,635	$867,677	$(2,849,826)	$1,595,407

Adjusted EBITDA:
Plus: Bad debt	54,136	30,231	136,747	(77,769)
Plus: Unrealized (gain) loss on derivative	(106,516)	61,583	(47,113)	117,163
Plus: Stock and options issued for compensation, royalties and services	248,936	302,197	534,430	526,692
Adjusted EBITDA	$376,191	$1,261,688	$(2,225,762)	$2,161,493

EBITDA per share	$0.01	$0.04	$(0.14)	$0.08
Adjusted EBITDA per share	$0.02	$0.06	$(0.11)	$0.10
Basic and diluted weighted average common and common equivalent shares outstanding	20,786,081	20,628,347	20,780,074	20,608,048

Adjusted net income (loss):
Consolidated net (loss)	$(503,876)	$(66,462)	$(4,580,032)	$(554,380)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	356,170	798,193	1,093,911	1,583,292
Plus: Stock and options issued for compensation, royalties and services	248,936	302,197	534,430	526,692
Adjusted net income (loss)	$101,230	$1,033,928	$(2,951,691)	$1,555,604

Adjusted net income (loss) per common share	$0.00	$0.05	$(0.14)	$0.08
Basic and diluted weighted average common and common equivalent shares outstanding	20,786,081	20,628,347	20,780,074	20,608,048